Exhibit (D)(2)

                                THE FUNDTECH LTD.

                                THE 1997 ISRAELI
                                SHARE OPTION PLAN

1.    NAME

      This Plan, as amended from time to time, shall be known as the FUNDTECH Ltd. 1997 Israeli Share Option Plan.

2.    PURPOSE OF THE OPTION PLAN

      The FUNDTECH Ltd. 1997 Israeli Share Option Plan (the "Option Plan") is intended as an incentive to retain, on the Board of Directors and in the employ of the FUNDTECH Ltd. (the "Company") and its subsidiaries, persons of training, experience, and ability, to attract new directors and employees, whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by granting them Options to purchase shares of the Company, pursuant to the Option Plan approved by the Board of Directors of the Company (the "Options").

3.    ADMINISTRATION OF THE OPTION PLAN

      The Board of Directors (the "Board") or the Compensation Committee (the "Committee") appointed and maintained by the Board shall have the power to administer the Option Plan. Nonetheless the Board shall automatically have a residual authority if no Committee shall be consisted for any reason whatsoever. The Committee shall consist of such number of members (not less than two (2) in number) as may be fixed by the Board, and any member of such Committee shall be eligible to receive Options under the Option Plan while serving on the Committee, unless otherwise specified herein.

      The Committee shall have full power and authority (i) to designate participants, (ii) to determine the terms and provisions of respective Option agreements (which need not be identical) including, but not limited to, the number of Shares in the Company to be covered by each Option, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture, (iii) to accelerate the right of an Optionee to exercise, in whole or in part, any previously granted Option, (iv) to interpret the provisions and supervise the administration of the Option Plan, and (v) to determine any other matter which is necessary or desirable for, or incidental to administration of the Option Plan.

      The Committee shall have the authority to grant, in its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price lower than provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Option Plan.
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      All decisions and selections made by the Board or the Committee pursuant to the provisions of the Option Plan shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member. Any decision reduced to writing and signed by a majority of the members who are authorized to make such decision shall he fully effective as if it had been made by a majority at a meeting duly held.

      Subject to the Company decision, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising; out of any act or omission to act in connection with the Option Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a Director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, or otherwise.

4.    DESIGNATION OF PARTICIPANTS

      The persons eligible for participation in the Option Plan as recipients of Options shall include any employees of the Company or of any subsidiary of the Company. The grant of an Option hereunder shall neither entitle the recipient thereof to participate nor disqualify him from participating in, any other grant of Options pursuant to this Option Plan or any other option or stock plan of the Company or any of its affiliates.

5.    TRUSTEE

      The Options which shall be granted to employees of the Company and/or any Shares issued upon exercise of such Options and/or other shares received subsequently following any realization of rights, shall be issued to a Trustee (the "Trustee") nominated by the Committee and held for tile benefit of the Optionees from the date of grant.

      Anything to the contrary notwithstanding, tile Trustee shall not release any Shares issued upon exercise of Options prior to the full payment of tile Optionee's tax liabilities arising from Options which were granted to him and/or any Shares issued upon exercise of such Options.

6.    SHARES RESERVED FOR THE OPTION PLAN; RESTRICTION THEREON

      6.1 Subject to adjustments as provided in Paragraph 8 hereof, a total of 44,500 (forty four thousand and five hundred) Ordinary Shares, NIS
            0.01 par value per Share of the Company (the "Shares") shall be subject to the Option Plan. The Shares subject to the Option Plan are hereby reserved for sale for such purpose. Any of such Shares which may remain unsold and which are not subject to outstanding Options at the termination of tile Option Plan shall cease to be reserved for tile purpose of the Option Plan, but until termination of the Option Plan the Company shall at all times reserve sufficient number of Shares to meet the requirements of



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            the Option  Plan.  Should  any  Option  for any reason  expire or be canceled prior to its exercise or relinquishment in full, the Shares therefore subject to such Option may again be subjected to an Option under the Option Plan.

      6.2 An employee who purchased Shares hereunder upon exercise of Options shall have no voting rights as a shareholder (in any and all matters whatsoever) until the consummation of a public offering of the Company's shares (the "IPO"). Until an IPO, such Shares shall be voted by a proxy pursuant to the directions of the Board, such proxy to be to the person or persons designated by tile Board. All Shares issued upon exercise of the Options shall entitle the holder thereof to receive dividends and other distributions thereon.

7.    OPTION PRICE

      7.1 The purchase price of each Share subject to an Option or any portion thereof shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to guidelines as shall be suggested by the Board from time to time.

      7.2 The Option price shall be payable upon tile exercise of the Option in cash, by check, or other form satisfactory to tile Committee. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

8.    ADJUSTMENTS

      Upon the occurrence of any of the following described events, Optionee's rights to purchase Shares tinder the Option Plan shall be adjusted as hereafter provided:

      8.1 If the Company is separated, reorganized, merged, consolidated or amalgamated with or into another corporation while unexercised Options remain outstanding under the Option Plan, there shall be substituted for the Shares subject to the unexercised portions of such outstanding Options an appropriate number of shares of each class of shares or other securities of the separated, reorganized, merged, consolidated or amalgamated corporation which were distributed to the shareholders of the Company in respect of such shares, and appropriate adjustments shall be made in the purchase price per share to reflect such action, all as will be determined by the Committee who's determination shall be final.

      8.2 If the Company is liquidated or dissolved while unexercised Options remain outstanding under the Option Plan, then all such outstanding Options may be exercised in full by the Optionees as of the effective date of any such liquidation or dissolution of the Company without regard to the installment exercise provisions of Paragraph 9(2), by the Optionees giving notice in writing to the Company of their intention to so exercise.

      8.3 If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a stock dividend, stock split, combination or exchange of shares, recapitalization, or any other like event by or of the



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            Company,  and as often as the same  shall  occur,  then the  number, class and kind of Shares subject to this Option Plan or subject to any Options therefore granted, and the Option prices, shall be
            appropriately   and  equitably   adjusted  so  as  to  maintain  the
            proportionate number of Shares without changing the aggregate Option price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights on outstanding stock. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Option Plan (as set forth in paragraph 6 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

8.4 Anything herein to the contrary notwithstanding, if prior to the completion of an IPO of shares of the Company, all or substantially all of the shares of the Company are to be sold, or upon a merger or reorganization or the like, the shares of the Company, or any class thereof, are to be exchanged for securities of another Company, then in such event, each Optionee shall be obliged to sell or exchange, as the case may be, the shares such Optionee purchased under the Option Plan, in accordance with the instructions then issued by the Board whose determination shall be final.



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